News release:



LEE ENTERPRISES WILL SELL TV STATIONS
TO EMMIS COMMUNICATIONS CORPORATION

DAVENPORT, Iowa (May 8, 2000) -- Emmis Communications Corporation (NASDAQ: EMMS) has agreed to purchase eight network-affiliated and seven satellite television stations from Lee Enterprises (NYSE:LEE).

The announcement was made today by Jeffrey H. Smulyan, chairman and chief executive officer of Emmis Communications, and Richard D. Gottlieb, chairman and chief executive officer of Lee Enterprises. They said the purchase price is $562.5 million.

Emmis Communications, which is based in Indianapolis, Ind., currently owns seven television stations in addition to 15 radio stations that serve the country's largest markets. Emmis also owns two radio networks, several large regional and specialty magazines, and related businesses in sales and publishing.

Smulyan said the purchase marks a significant step in the continued diversification of Emmis Communications. "The Lee portfolio offers Emmis an excellent opportunity, with attractive properties and a strong upside," he said. "Emmis believes in the future of over-the-air television, its impact in the future of local advertising dollars, and the value of the digital spectrum."

Gottlieb said the sale will allow Lee Enterprises to focus on continuing to expand in publishing, online and information services. Lee owns 21 daily newspapers and more than 80 other weekly, classified, shopper and specialty publications, along with associated online services. Lee recently announced plans to buy three more daily newspapers and 15 other publications in Nebraska and Wisconsin.

"Two months ago, when we announced that our stations would be sold, we set two goals," Gottlieb said. "We wanted to conclude the best deal possible for our shareholders, and we wanted to find a very good home for our 1,000 broadcasting employees. We believe we have met both goals and are absolutely delighted that Emmis will become the new owner."

Colleen Brown, president of Lee Broadcasting, said the transaction is expected to be completed by late summer or early fall, after regulatory clearances and approval of the Federal Communications Commission. Credit Suisse First Boston and McFarland Dewey & Co. LLC facilitated the sale for Lee Enterprises.

The Lee television stations being purchased by Emmis Communications are:

     * KOIN-6 (CBS),  Portland,  Oregon (nation's 23rd largest Designated Market
       Area).
     * KRQE-13 (CBS), Albuquerque, New Mexico (49th DMA); and satellite stations KREZ-6 (CBS), Durango, Colorado / Farmington, New Mexico; and
       KBIM-10 (CBS), Roswell, New Mexico.
     * WSAZ-3 (NBC), Huntington / Charleston, West Virginia (59th DMA).
     * KSNW-3 (NBC), Wichita, Kansas (65th DMA); and satellite stations
       KSNG-11 (NBC), Garden City, Kansas; KSNC-2 (NBC), Great Bend, Kansas; and KSNK-8 (NBC), Oberlin, Kansas.
     * KGMB-9 (CBS), Honolulu,  Hawaii (71st DMA); and satellite stations KGMD-9
       (CBS), Hilo, Hawaii; and KGMV-3 (CBS), Wailuku, Maui, Hawaii.
     * KGUN-9 (ABC), Tucson, Arizona (72nd DMA).
     * KMTV-3 (CBS), Omaha, Nebraska (73rd DMA).
     * KSNT-27 (NBC), Topeka, Kansas (138th DMA).

The Emmis purchase does not include Lee's remaining television station, KMAZ-48 (Telemundo), El Paso, Texas (96th DMA), which will be sold separately.

Lee is based in Davenport, Iowa. Its stock is traded on the New York Stock Exchange under the symbol LEE.

--

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. This news release contains certain information that may be deemed forward-looking that is based largely on the Company's current expectations and is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends, and uncertainties are changes in advertising demand, newsprint prices, interest rates, regulatory rulings, availability of quality broadcast programming at competitive prices, changes in the terms and conditions of network affiliation agreements, quality and ratings of network over-the-air broadcast programs, legislative or regulatory initiatives affecting the cost of delivery of over-the-air broadcast programs to the Company's customers, and other economic conditions and the effect of acquisitions, investments, and dispositions on the Company's results of operations or financial condition. The words "believe," "expect," "anticipate," "intends," "plans," "projects," "considers," and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are as of the date of this report. Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company's financial results, is included in the Company's annual report on Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements.

--

A copy of this news release is available at www.lee.net <http://www.lee.net>. For more information, please contact Dan Hayes, 319-383-2163, dan.hayes@lee.net
<mailto:dan_hayes@lee.net>.